Exhibit 10.14

INTEGRYS ENERGY GROUP, INC.
DEFERRED COMPENSATION PLAN

As Amended and Restated Effective April 1, 2008

i

ii

INTEGRYS ENERGY GROUP, INC.
DEFERRED COMPENSATION PLAN

The Integrys Energy Group, Inc. Deferred Compensation Plan (the “Plan”), which was previously known as the WPS Resources Corporation Deferred Compensation Plan, has been adopted to promote the best interests of Integrys Energy Group, Inc. (the “Company”) and the stockholders of the Company by attracting and retaining key management employees and non-employee directors possessing a strong interest in the successful operation of the Company and its subsidiaries or affiliates and encouraging their continued loyalty, service and counsel to the Company and its subsidiaries or affiliates.  The Plan is amended and restated effective April 1, 2008 as set forth herein.

Except as expressly provided herein, the Plan, as herein amended and restated, applies to (i) those employees who are actively employed by the Company or a Participating Employer on or after January 1, 2005 (the effective date of Internal Revenue Code Section 409A), and who have been designated for participation by the Committee, and (ii) non-employee directors of the Company and designated subsidiaries and affiliates with service as a director on or after January 1, 2005.  Except as expressly provided herein, distribution of benefits to an employee who retired from or terminated employment with the Company and its Affiliates prior to January 1, 2005, or a director whose service with the Company and its Affiliates terminated prior to January 1, 2005, shall be governed by the terms of the Plan (or predecessor plan) as in effect on the date of the employee’s or director’s retirement or termination of employment or service.

ARTICLE I.  DEFINITIONS AND CONSTRUCTION

Section 1.01.  Definitions.

The following terms have the meanings indicated below unless the context in which the term is used clearly indicates otherwise:

(a) Account:  The record keeping account or accounts maintained to record the interest of each Participant under Section 5.01 of the Plan.

(b) Act:  The Securities Act of 1933, as interpreted by regulations and rules issued pursuant thereto, all as amended and in effect from time to time.  Any reference to a specific provision of the Act shall be deemed to include reference to any successor provision thereto.

(c) Affiliate:  A corporation, trade or business that, with the Company, forms part of a controlled group of corporations or group of trades or businesses under common control within the meaning of Code Section 414(b) and  (c); provided that Code Section 414(b) and (c) shall be applied by substituting “at least fifty percent (50%)” for “at least eighty percent (80%)” each place it appears..

(d) Annual Bonus Deferral:  A deferral of all or a portion of an Eligible Employee’s annual bonus award in accordance with Section 3.03.

(e) Base Compensation:  The base salary or wage payable by a Participating Employer to an Eligible Employee for services performed prior to reduction for contributions by the Eligible Employee to this Plan or pre-tax or after-tax contributions by the Eligible Employee to any other  employee benefit plan maintained by a Participating Employer, but exclusive of extraordinary payments such as overtime, bonuses, meal allowances, reimbursed expenses, termination pay, moving pay, commuting expenses, severance pay, non-elective deferred compensation payments or accruals, stock options or other equity grants or awards, or the value of employer-provided fringe benefits or coverage, all as determined in accordance with such uniform rules, regulations or standards as may be prescribed by the Committee.

(f) Base Compensation Deferral:  A deferral of all or a portion of an Eligible Employee’s Base Compensation in accordance with Section 3.02.

(g) Beneficiary:  The person or entity designated by a Participant to be his or her beneficiary for purposes of this Plan.  If a Participant designates his or her spouse as a beneficiary, such beneficiary designation automatically shall become null and void, with respect to any undistributed portion of the Participant’s Account, on the date that the Committee obtains actual knowledge of the Participant’s divorce or legal separation from such spouse.  If a valid designation of beneficiary is not in effect at the time of the Participant’s death, the estate of the Participant is deemed to be the sole beneficiary.  If a beneficiary dies while entitled to receive distributions from the Plan, any remaining payments shall be paid to the estate of that beneficiary.  Beneficiary designations shall be in writing, filed with the Committee, and in such form as the Committee may prescribe for this purpose.

(h) Board:  The Board of Directors of the Company.

(i) Code:  The Internal Revenue Code of 1986, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time.  Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.

(j) Committee:  The Compensation Committee of the Board (with respect to Eligible Employee participation) or the Governance Committee of the Board (with respect to Director participation), or such other committee as may be appointed by the Board and that satisfies the requirements of Section 11.01.

(k) Company:  Integrys Energy Group, Inc. or any successor corporation.  Prior to February 21, 2007, the Company was known as WPS Resources Corporation.

(l) Director:  A non-employee member of the Board, a non-employee member of the board of directors of an Affiliate who is designated for participation by the Board, and where the context so requires, a former director entitled to receive a benefit hereunder.

(m) Director Deferral:  A deferral by a Director of all or a portion of his or her Director Fees in accordance with Section 4.02.

(n) Director Fees:  Those fees, other than fees that are automatically credited to the Director in the form of Stock Units pursuant to Section 4.03, that are payable in cash to a Director for services rendered on the Board (including attendance fees and fees for serving as a committee chair) or for service on the board of directors of an Affiliate.

(o) Disability:  The inability of a Participant to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by the Committee.

(p) Eligible Employee:  A common law employee of a Participating Employer who has been designated by the Committee as being eligible to participate in this Plan and, where the context so requires, a former employee entitled to receive a benefit hereunder.

(q) ERISA:  The Employee Retirement Income Security Act of 1974, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time.  Any reference to a specific provision of ERISA shall be deemed to include reference to any successor provision thereto.

(r) Exchange Act:  The Securities Exchange Act of 1934, as interpreted by regulations and rules issued pursuant thereto, all as amended and in effect from time to time.  Any reference to a specific provision of the Exchange Act shall be deemed to include reference to any successor provision thereto.

(s) Integrys Stock:  The common stock, $1.00 par value, of the Company.

(t) Integrys Stock Units or Stock Units:  The hypothetical shares of Integrys Stock that are credited to a Participant’s Stock Unit Account in accordance with Section 5.04.  A Participant’s Stock Units are further classified as Locked Stock Units or Discretionary Stock Units, in accordance with Section 5.04.

(u) Investment Options:  The hypothetical investment accounts described in Article V and such other investment options as the Committee may from time to time determine (which may, but need not, be based upon one or more of the investment options available under a defined contribution plan sponsored by the Company or an Affiliate).

(v) LTIP Deferral:  A deferral of all or a portion of the performance shares, restricted stock or other stock-based compensation awarded to an Eligible Employee under the Omnibus Plan, in accordance with Section 3.04.

(w) Omnibus Plan:  The Integrys Energy Group, Inc. 2007 Omnibus Incentive Compensation Plan, the Integrys Energy Group, Inc. 2005 Omnibus Incentive Compensation Plan (previously known as the WPS Resources Corporation 2005 Omnibus Incentive Compensation Plan), or the Integrys Energy Group, Inc. 2001 Omnibus Incentive Compensation Plan (previously known as the WPS Resources Corporation 2001 Omnibus Incentive Compensation Plan), as required by the context.

(x) Participant:  A Director and/or an Eligible Employee, as required by the context.

(y) Participating Employer:  The Company and each Affiliate that, with the consent of the Committee, participates in the Plan for the benefit of one or more Participants.

(z) Pre-2005 Account:  See Section 5.01.

(aa) Post-2004 Account:  See Section 5.01.

(bb) Separation from Service:   The date on which a Participant terminates employment from the Company and all Affiliates, provided that (1) such termination constitutes a separation from service for purposes of Code Section 409A, and (2) the facts and circumstances indicate that the Company (or the Affiliate) and the Participant reasonably believed that the Participant would perform no further services (either as an employee or as an independent contractor) for the Company (or the Affiliate) after the Participant’s termination date, or believed that the level of services the Participant would perform for the Company (or the Affiliate) after such date (either as an employee or as an independent contractor) would permanently decrease such that the Participant would be providing insignificant services to the Company or an Affiliate.  For this purposes, a Participant is deemed to provide insignificant services to the Company or an Affiliate, and thus to have incurred a bona fide Separation from Service, if the Participant provides services at an annual rate that is less than twenty percent (20%) of the services rendered by such individual, on average, during the immediately preceding thirty-six (36) months of employment (or his or her actual period of employment, if less).  Notwithstanding the foregoing, if a Participant takes a leave of absence from the Company or an Affiliate for purposes of military leave, sick leave or other bona fide leave of absence, the Participant’s employment will be deemed to continue for the first six (6) months of the leave of absence, or if longer, for so long as the Participant’s right to reemployment is provided by either by statute or by contract; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six (6) months, where such impairment causes the Executive to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the leave may be extended for up to twenty-nine (29) months without causing a Separation from Service.

(cc) Stock Unit Account:  The portion of a Participant’s overall Account that is deemed to be invested in Stock Units, as described in Section 5.04.

(dd) Trust:  The Integrys Energy Group, Inc. Deferred Compensation Trust (which was previously known as the WPS Resources Corporation Deferred Compensation Trust) or other funding vehicle which may from time to time be established, as amended and in effect from time to time.

(ee) Valuation Date:  See Section 6.01(c).

Section 1.02.  Construction and Applicable Law.

(a) Wherever any words are used in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are use in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.  Titles of articles and sections are for general information only, and the Plan is not to be construed by reference to such items.

(b) This Plan is intended to be a plan of deferred compensation maintained for a select group of management or highly compensated employees as that term is used in ERISA, and shall be interpreted so as to comply with the applicable requirements thereof.  In all other respects, the Plan is to be construed and its validity determined according to the laws of the State of Illinois, without regard to the principle of conflict of laws, to the extent such state laws are not preempted by federal law.  In case any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, but the Plan shall, to the extent possible, be construed and enforced as if the illegal or invalid provision had never been inserted.

ARTICLE II.  PARTICIPATION

Section 2.01.  Eligibility.

(a) A Director shall be eligible to participate in the Plan immediately upon becoming a member of the Board.

(b) An employee shall be eligible to participate in the Plan only if the employee is employed by a Participating Employer and if the employee has been designated as an Eligible Employee by the Committee.  When designating an employee as an Eligible Employee, the Committee, in its sole discretion, may designate the employee for participation in the entire Plan or any part thereof.

ARTICLE III.  EMPLOYEE DEFERRED COMPENSATION
Section 3.01.  Application.

This Article III applies to Participants other than Directors.

Section 3.02.  Deferrals Of Base Compensation.

(a) Amount.  A Participant may elect, in such form and manner as the Committee may prescribe, to defer payment of a portion of the Base Compensation that would otherwise be paid to the Participant.  A Participant’s election shall specify the percentage (in increments of 1% to a maximum of 100% or such lesser amount or percentage as may be established by the Committee or as may be consistent with Code Section 409A and necessary in order to comply with applicable withholding obligations, whether attributable to withholdings required under applicable law or other authorized withholdings) of the Participant’s Base Compensation that the Participant wishes to defer.

(b) Initial Deferral Election.  In the case of a Participant who has been designated for participation for the first time (and who has not previously been designated as being eligible for participation in another deferred compensation plan that is required to be aggregated with this Plan for purposes of Code Section 409A) and who completes a deferral election within 30 days of becoming eligible to participate in the Plan, the Participant’s validly executed deferral election shall become effective with respect to services to be performed subsequent to the election, or as soon thereafter as practicable.  If the Participant does not submit a deferral election during the initial 30 day election period, the Participant may thereafter elect to defer payment of Base Compensation by submitting a validly executed deferral election to the Committee, but the election shall become effective and shall apply only to Base Compensation for the calendar year following the calendar year during which the election is received and accepted by the Committee, or as soon thereafter as practicable.  A Participant’s deferral election, once effective, shall remain in effect until modified by the Participant in accordance with subsection (c) below or otherwise revoked in accordance with Plan rules.

(c) Revised Deferral Election.  Except to the extent that the Committee is permitted (and elects) to give earlier effect to a Participant’s revocation or revision to his or her deferral election in accordance with regulations promulgated by the Secretary of the Treasury under Code Section 409A, a Participant’s deferral election, once effective with respect to a calendar year, may not be revoked or modified with respect to Base Compensation for that calendar year.  A Participant may modify his or her then current deferral election by filing a revised deferral election form, properly completed and signed, with the Committee.  However, except to the extent that the Committee is permitted (and elects) to give earlier effect to a Participant’s revised election in accordance with regulations promulgated by the Secretary of the Treasury under Code Section 409A, the revised election will be effective only with respect to Base Compensation for  the calendar year following the calendar year during which the revised election is received and accepted by the Committee, or as soon thereafter as practicable.  A Participant’s revised deferral election, once effective, shall remain in effect until again modified by the Participant under this subsection (c) or otherwise revoked in accordance with Plan rules.

(d) Base Compensation Paid Following Year End For the Payroll Period That Includes December 31.  For purposes of applying a Participant’s deferral election, Base Compensation paid after December 31 of a calendar year that is attributable solely to services performed during the payroll period that includes December 31, if paid in accordance with the normal timing arrangement by which a Participating Employer compensates employees for services rendered, is treated as Base Compensation for services performed in the subsequent calendar year, even though part or all of the Participant’s services might have been performed in the prior calendar year.

Section 3.03.  Deferrals of Annual Bonus Awards.

A Participant may elect, in such form and manner as the Committee may prescribe, to defer payment of a portion of the annual cash bonus that is awarded and that would otherwise be paid to the Participant with respect to any year.  A Participant’s election shall specify the percentage (in increments of 1% to a maximum of 100% or such lesser amount or percentage as may be established by the Committee or as may be consistent with Code Section 409A and necessary in order to comply with applicable withholding obligations, whether attributable to withholdings required under applicable law or other authorized withholdings) of the Participant’s annual cash bonus that the Participant wishes to defer.  In the case of any award that is not performance-based compensation for purposes of Code Section 409A, a validly executed deferral election shall be effective only if the deferral election is received and accepted by the Committee prior to the last day of the calendar year preceding the calendar year for which the annual bonus is paid, or by such other time as provided in regulations promulgated by the Secretary of the Treasury.  In the case of any award that is performance-based compensation for purposes of Code Section 409A, a validly executed deferral election shall become effective with respect to the annual bonus that may be awarded to the Participant with respect to a calendar year if the Participant’s deferral election is received and accepted by the Committee at least 6 months prior to the end of the (calendar year) performance period for the bonus, or by such earlier (but not later) date as the Committee may establish.  A Participant’s election to defer part or all of an annual bonus award becomes irrevocable at the end of the permitted elected period, and the Participant may not thereafter revoke or modify his or her election.  A Participant’s election to defer part or all of an annual bonus award shall be effective only for the annual bonus to which the election relates, and shall not carry over from year to year or from bonus to bonus.

Section 3.04.  Deferral of LTIP Share Awards.

A Participant may elect, in such form and manner as the Committee may prescribe, to defer payment of a portion of any performance share, restricted stock or other stock-based compensation awarded to the Participant under the Omnibus Plan.  A Participant’s election shall specify the whole number of shares (up to 100% of such shares or such lesser number or percentage as may be established by the Committee or as may be consistent with Code Section 409A and necessary in order to comply with applicable withholding obligations, whether attributable to withholdings required under applicable law or other authorized withholdings) of the Participant’s award that the Participant wishes to defer.  In the case of any award that is not performance-based compensation for purposes of Code Section 409A, a validly executed deferral election shall be effective only if the deferral election is received and accepted by the Committee in accordance with rules established by the Committee pursuant to Code Section 409A.  In the case of any award that is performance-based compensation for purposes of Code Section 409A, a validly executed deferral election shall become effective with respect to shares to be earned by the Participant with respect to any Omnibus Plan performance period if the Participant’s deferral election is received and accepted by the Committee at least 6 months prior to the end of such performance period or by such earlier (but not later) date as the Committee may establish.  A Participant’s election to defer part or all of an LTIP share award becomes irrevocable at the end of the permitted elected period, and the Participant may not thereafter revoke or modify his or her election.  A Participant’s election to defer an award shall be effective only for the Omnibus Plan award, service period or performance period to which the election relates, and a Participant’s election does not carry over from award to award, performance period to performance period or from service period to service period.

Section 3.05.  Matching Contribution Credits.

(a) Allocation of Credits.  A Participant who is a participant in a defined contribution 401(k) savings plan maintained by the Company or an Affiliate (“Savings Plan”), and who makes Base Compensation Deferrals and/or Annual Bonus Deferrals under this Plan, shall be entitled to a matching contribution credit, determined as of December 31 of each year, equal to the difference (if any) between:

(i)
The value of the matching contribution that the Participant would have received for the calendar year under or with respect to the Savings Plan in which the Participant is eligible, if Base Compensation Deferrals and Annual Bonus Deferrals made by the Participant under this Plan were instead treated as “compensation” under the Savings Plan for purposes of applying the Participant’s deferral election under the Savings Plan; provided that all limits and restrictions otherwise imposed under the Savings Plan, including the maximum compensation limit under Section 401(a)(17) of the Code, shall continue to apply; and

(ii)	The value of the matching contribution actually received by the Participant for that year under the Savings Plan.

(b) Investment of Credits.  Matching contribution credits with respect to periods prior to January 1, 2008 will be credited to the Participant in the form of Locked Stock Units under Section 5.04(b).  Matching contribution credits with respect to periods after December 31, 2007 shall be credited to the Participant’s Account in accordance with the Participant’s investment direction under Section 6.01(a).

(c) No Duplication.  The credit under this Section shall not duplicate any credit to which the Participant is entitled under Section 3.06 below.

Section 3.06.  Defined Contribution Restoration Credits.

(a) Eligibility.  Unless the Committee determines otherwise, a Participant who is hired on or after January 1, 2008 (other than a Participant whose employment contract or agreement excludes the Participant from receiving pension restoration, supplemental retirement or similar restoration benefits or credits) and who is eligible to make contributions to a qualified defined contribution retirement plan maintained by the Company or an Affiliate (“Defined Contribution Plan”) may be eligible to receive an additional credit to his or her Account for each year, in accordance with the rules of this Section.  Effective January 1, 2013, unless the Committee determines otherwise, all Participants (other than a Participant whose employment contract or agreement excludes the Participant for receiving pension restoration, supplemental retirement or similar restoration benefits or credits) may be eligible to receive an additional credit to his or her Account for each year, in accordance with the rules of this Section.

(b) Amount of Additional Credit.  The additional credit for any year shall be:

(i)
Matching Contribution Credit.  If the Participant for any year is eligible to make elective deferral or other contributions to the Defined Contribution Plan and to receive a matching contribution with respect to such amounts, the Participant shall receive an additional credit under this Plan equal to five percent (5%) of the Participant’s compensation for the year that is in excess of the Code Section 401(a)(17) limitation in effect for such year.  For this purposes, the Participant’s compensation shall be the Participant’s compensation as defined in the Defined Contribution Plan, except that Base Compensation Deferrals and Annual Bonus Deferrals made by the Participant under this Plan shall be treated as if they had been paid to the Participant in cash.  This credit is to approximately reflect the matching contribution that the Participant could have received under the Defined Contribution Plan if the Participant had been permitted to make contributions to the Defined Contribution without being subject to the limitations under Code Sections 401(a)(17), 402(g), 415 or any limitation under the Code.

(ii)
Non-Elective Contribution Credit.  If the Participant for any year is eligible for an employer non-elective (non-matching) contribution under the Defined Contribution Plan and if the Participant’s allocation under the Defined Contribution Plan is limited because of the limitations of Code Section 401(a)(17) or 415, the Participant shall receive an additional credit under this Plan equal to the difference between (A) the employer non-elective contribution that would have been allocated to the

Participant for the year under the Defined Contribution Plan if the Code Section 401(a)(17) and 415 limitations did not apply and if Base Compensation and Annual Bonus Deferrals made by the Participant under this Plan are treated as if they had been paid to the Participant in cash, and (B) the employer non-elective contribution to which the Participant is actually entitled for such year under the Defined Contribution Plan.

(c) Vesting.  A Participant will have a vested and non-forfeitable right to the credits made under this Section, and any deemed investment gains or losses, if the Participant terminates employment with the Company and its Affiliates after having completed at least three (3) years of service.  If the Participant terminates employment prior to completing three (3) years of service, the Participant’s credits under this Section, together will all deemed investment gains or losses, shall be forfeited.

Section 3.07.  Defined Contribution SERP Credits.

(a) Eligibility.  This Section is limited to Participants who have been specifically selected by the Committee to receive SERP Credits under this Section with respect to periods on and after April 1, 2008 (with respect to periods on and after January 1, 2013 in the case of a Participant who is covered under a qualified defined benefit plan).  Even though the Committee may have designated an employee as being generally eligible for the Plan, the employee shall not be eligible for the Defined Contribution SERP credits described in this Section unless the Committee has specifically designated the employee as being eligible.

(b) Amount of SERP Credit.  The SERP Credit shall be calculated and credited following the conclusion of each calendar year.  If the Committee has designated a Participant as being eligible to receive a SERP credit under this Section, the Committee shall also designate the percentage of the Participant’s base salary and annual incentive that is to be credited to the Participant’s Account as a SERP Credit; provided that if the Committee designates a Participant as being eligible to receive a SERP Credit under this Section but the Committee does not affirmatively designated the applicable percentage of the Participant’s base salary and annual incentive to be credited, the applicable percentage shall be twelve percent (12%) until the Committee affirmatively designates a different percentage.  For this purpose, any Base Compensation and Annual Bonus Deferrals made by the Participant under this Plan are treated as if they had been paid to the Participant in cash.  The Committee may from time to time change that amount of the SERP Credit applicable to any Participant, and the fact that a Participant receives a SERP Credit for any year (or portion of a year) does not provide the Participant with any right or entitlement to a SERP Credit with respect to any other period.  Any changes in the SERP Credit to which a Participant receives shall be made in accordance with the requirements of Code Section 409A.

(c) Vesting.  A Participant will have a vested and non-forfeitable right to the credits made under this Section, and any deemed investment gains or losses, if the Participant terminates employment with the Company and its Affiliates after having completed at least five (5) years of service.  If the Participant terminates employment prior to completing five (5) years of service, the Participant’s credits under this Section, together will all deemed investment gains or losses, shall be forfeited.

Section 3.08.  Other Deferrals and Credits.

The Committee, in its discretion, may, with respect to any Participant, determine that the Participant is eligible to make deferrals with respect to additional components of the Participant’s remuneration or receive employer contribution credits in addition to the credits described herein.  In no event, however, shall the Committee authorize such additional deferrals or credits unless the Committee has first determined that the deferrals or credits have been elected or authorized in a manner that will not result in the imposition of tax under Code Section 409A.

Section 3.09.  Involuntary Termination of Deferral Elections.

A Participant’s deferral elections shall be automatically revoked upon the Participant’s termination of employment from the Participating Employers, unless the Committee determines otherwise in accordance with the requirements of Code Section 409A.  In addition, and subject to Code Section 409A, a Participant’s deferral election will terminate if the Committee determines that the Participant is no longer eligible to participate in the Plan or that revocation of a Participant’s eligibility is necessary or desirable in order for the Plan to qualify under ERISA as a plan of deferred compensation for a select group of management or highly compensated employees.

ARTICLE IV.  DIRECTOR DEFERRED COMPENSATION
Section 4.01.  Application.

This Article IV applies only to Directors.

Section 4.02.  Deferrals Of Director Fees.

(a) Amount.  A Director may elect, in such form and manner as the Committee may prescribe, to defer payment of all or a portion of the Director Fees that would otherwise be paid in cash  to the Director.  A Director’s election shall specify the percentage (in increments of 1% to a maximum of 100% or such lesser amount or percentage as may be established by the Committee or as may be consistent with Code Section 409A and necessary in order to comply with applicable withholding obligations, whether attributable to withholdings required under applicable law or other authorized withholdings) of the Director Fees that the Director wishes to defer.

(b) Initial Deferral Election.  In the case of a Director who has become eligible for participation in the Plan for the first time (and who has not previously been designated as being eligible for participation in another deferred compensation plan that is required to be aggregated with this Plan for purposes of Code Section 409A), and who completes a deferral election within 30 days of becoming eligible to participate in the Plan, the Director’s validity executed deferral election shall become effective with respect to services to be performed subsequent to the election, or as soon thereafter as practicable.  If the Director does not submit an initial deferral election during the initial 30 day election period, the Director may thereafter elect to defer the payment of Director Fees by submitting a validly executed deferral election to the Committee, but the election shall become effective and shall apply only to Directors Fees for the calendar year following the calendar year in which the election is received and accepted by the Committee, or as soon thereafter as practicable.  A Director’s deferral election, once effective, shall remain in effect until modified by the Director in accordance with subsection (c) below or otherwise revoked in accordance with Plan rules.

(c) Revised Deferral Election.  Except to the extent that the Committee is permitted (and elects) to give earlier effect to a Director’s revocation or revision to his or her deferral election in accordance with regulations promulgated by the Secretary of the Treasury under Code Section 409A, a Director’s deferral election, once effective with respect to a calendar year, may not be modified or revoked with respect to Director Fees for that calendar year.  A Director may modify his or her then current deferral election by filing a revised deferral election form, properly completed and signed, with the Committee.  However, except to the extent that the Committee is permitted (and elects) to give earlier effect to a Participants revision to his or her deferral election in accordance with regulations promulgated by the Secretary of the Treasury under Code Section 409A, the revised election will be effective with respect to Director Fees for the calendar year following the calendar year during which the revised election is received and accepted by the Committee, or as soon thereafter as practicable.  A Director’s revised deferral election, once effective, shall remain in effect until again modified by the Director in accordance with this subsection (c) or otherwise revoked in accordance with Plan rules.

(d) Director Fees Paid Following Year End For the Period That Includes December 31.  For purposes of applying a Director’s deferral election, Director Fees paid after December 31 of a calendar year that are attributable solely to services performed during the a period that includes December 31, if paid in accordance with the normal timing arrangement by which a Participating Employer compensates Directors for services rendered, is treated as Director Fees for services performed in the subsequent calendar year, even though part or all of the Director’s services might have been performed in the prior calendar year.

Section 4.03.  Director Deferred Stock Units.

The Board may from time to time direct that a portion of the remuneration to be earned by a Director for service on the Board shall be credited under this Plan in the form of Stock Units.  Except to the extent that the Committee is permitted (and elects) to give earlier effect to a direction in accordance with regulations promulgated by the Secretary of the Treasury under Code Section 409A, any such direction shall be effective with respect to remuneration to be earned by the Director on and after January 1 of the calendar year following the date of such direction, and shall continue in effect through December 31 of the calendar year in which modified or revoked by a subsequent direction of the Board.  The Board’s direction may provide either for the direct credit of Stock Units or for the mandatory deferral of a prescribed amount of cash remuneration that will be converted into Stock Units in accordance with Section 5.04.

Section 4.04.  Involuntary Termination of Deferral Elections.

A Director’s deferral elections shall be automatically revoked upon the Director’s termination of service with the Participating Employers, unless the Committee determines otherwise in accordance with Code Section 409A.

ARTICLE V.  PARTICIPANT ACCOUNTS, RESERVE ACCOUNT A, RESERVE ACCOUNT B, AND STOCK UNITS ACCOUNTS

Section 5.01.  Participant Accounts.

A record keeping Account will be maintained to record the interest of each Participant under the Plan.  An Account is established for record keeping purposes only and not to reflect the physical segregation of assets on the Participant’s behalf.  A Participant’s Account will consist of separate balances to record a Participant’s interest in each of the Investment Options, and to record the portion of a Participant’s overall Account that is attributable to deferrals and contribution credits made and vested prior to January 1, 2005, together with any earnings or loss thereon through the date of distribution from the Plan (the “Pre-2005 Account”), and the portion of the Participant’s overall Account that is attributable to deferrals and contribution credits made or vested after December 31, 2004, together with any earnings or loss thereon through the date of distribution from the Plan (the “Post-2004 Account”).  Further, a Participant’s Account will consistent of separate balances to record the portion of a Participant’s overall Account that is attributable to credits under Sections 3.06, 3.07 or 5.05, or any other credits, that are subject to a vesting schedule.  The Committee (or its delegate) may direct that a Participant’s Account include such additional sub-accounts and balances as the Committee (or its delegate) may determine to be necessary or appropriate.

Section 5.02.  Reserve Account A.

(a) Limited Purpose Account.  Reserve Account A is limited to compensation or director fees attributable to employment or service with Wisconsin Public Service Corporation and that were deferred by a Participant prior to January 1, 1996, together with attributed earnings on such deferrals.  Except for attributed earnings as described below, no further deferrals, contributions or credits of any kind will be made to this account on behalf of a Participant, nor may a Participant transfer amounts from another Investment Option to Reserve Account A.  A Participant may transfer amounts credited to Reserve Account A to another available Investment Option, but the transferred amount may not subsequently be transferred back to Reserve Account A.

(b) Crediting of Interest Equivalent.  Reserve Account A will be credited with an interest equivalent on the balance in the account from time to time during the year.  Unless the Committee prescribes an alternate method, the annual interest equivalent rate (on a non-compounded basis) will be the greater of:

(i)	six percent (6.0%); or

(ii)
a rate equal to the consolidated return on common shareholders’ equity  of the Company and all consolidated subsidiaries (ROE); provided, however, that unless the Committee determines otherwise, this Paragraph (ii) will not apply to a Participant following termination of employment if the Participant’s termination of employment with the Company and its Affiliates occurs prior to attainment of age fifty-five (55) and prior to the occurrence of a Change in Control (as defined in Section 10.01).  For the months of April through September, ROE means the consolidated return on equity of the Company and all consolidated subsidiaries for the twelve (12) months ended on the preceding February 28 (or 29) as calculated pursuant to the Company’s standard accounting procedure for financial reporting to shareholders.  For the months October through March, ROE means return on equity as described above for the twelve (12) months ended on the preceding August 31.

(c) Revised Rate.  Subject to Article X, the Committee may revise the interest equivalent rate or the manner in which it is calculated, but in no event shall the rate be less than six percent (6%) per annum.  Any such revised rate shall be effective with the calendar month following such action by the Committee.

Section 5.03.  Reserve Account B.

(a) Availability.  Reserve Account B is an available Investment Option only with respect to eligible deferrals or contribution credits made prior to April 1, 2008.  Effective April 1, 2008, Reserve Account B is closed to new deferrals, contribution credits, or transfers from another Investment Option.  A Participant may transfer amounts credited to Reserve Account B to another available Investment Option, but the transferred amount may not subsequently be transferred back to Reserve Account B.

(b) Crediting of Interest Equivalent.  Reserve Account B will be credited with an interest equivalent on the balance in the account from time to time during the year.  Unless the Committee prescribes an alternate method, the annual interest equivalent rate (on a non-compounded basis) will be the greater of:

(i)	six percent (6.0%); or

(ii)
a rate equal to seventy percent (70%) of the consolidated return on common shareholders equity of the Company and all consolidated subsidiaries (ROE); provided, however, that unless the Committee determines otherwise, this Paragraph (ii) will not apply to a Participant following termination of employment if the Participant’s termination of employment with the Company and its Affiliates occurs prior to attainment of age fifty-five (55) and prior to the occurrence of a Change in Control (as defined in Section 10.01).  For the months of April through September, ROE means the consolidated return on equity of the Company and all consolidated subsidiaries for the twelve (12) months ended on the preceding February 28 (or 29) as calculated pursuant to the Company’s standard accounting procedure for financial reporting to shareholders.  For the months October through March, ROE means return on equity as described above for the twelve (12) months ended on the preceding August 31.

(c) Revised Rate.  Subject to Article X, the Committee may revise the interest equivalent rate or the manner in which it is calculated, but in no event shall the rate be less than six percent (6%) per annum.  Any such revised rate shall be effective with the calendar month following such action by the Committee.

Section 5.04.  Integrys Stock Units.

(a) Locked and Discretionary Stock Units.  For purposes of the Plan, the term “Locked Stock Units” refers to the portion of a Participant’s Account that has been credited to the Plan in the form of Integrys Stock Units with respect to which the Participant is not able to exercise investment discretion or otherwise cause such amounts to be transferred to an alternate Investment Option.  The term “Discretionary Stock Units” refers to the portion of a Participant’s Account that, at any point in time, in deemed to be invested in Integrys Stock Units, but the Participant is permitted, in accordance with the rules of the Plan, to exercise investment discretion with respect to such amounts or to cause such amounts to be transferred to an alternate Investment Option.  The Locked Stock Units are described in subsection (b) below.  The Discretionary Stock Units are all  Stock Units credited to the Participant’s Account, other than the Locked Stock Units.

(b) Locked Stock Units.  The following are Locked Stock Units, meaning that the Participant is not able to exercise investment discretion, either with respect to the Stock Units that may be credited to the Participant’s Account from these sources, or with respect to any additional Stock Units that are credited as a result of the deemed payment of dividends or other distributions on such Stock Units:

(i)
Stock Units attributable to deferrals or contribution credits made prior to June 30, 2001 that, at the time of the deferral or contribution credits, were allocated to a Stock Unit Account (“Prior Plan Stock Units”).

(ii)
Stock Units attributable to Annual Bonus Deferrals made after June 30, 2001 and prior to April 1, 2008, if the Participant received the five percent (5%) premium for Annual Bonus Awards irrevocably directed to a Stock Unit Account (“Incentive Stock Units”).

(iii)	Stock Units attributable to deferral of Omnibus Plan performance shares the final award for which was made after June 30, 2001 and prior to April 1, 2008 (“Incentive Stock Units”).

(iv)	Stock Units attributable to deferral of Omnibus Plan restricted stock that became vested prior to April 1, 2008 (“Restricted Stock Units”).

(v)
Stock Units attributable to deferral of Omnibus Plan restricted stock with vesting dates after March 31, 2008, but only until the date on which the Participant becomes vested in such Stock Units.  When the Participant’s interest in the Stock Units becomes vested, such Stock Units will become Discretionary Stock Units.

(vi)	Stock Units attributable to matching contribution credits made with respect to periods prior to January 1, 2008 under Section 3.05 (“Matching Contribution Stock Units”).

(vii)
Stock Units attributable to the portion of a Director’s compensation that, in accordance with Section 4.03, is automatically deemed to be invested in Stock Units with no ability on a part of an individual Director to elect an alternate form of deemed investment (“Director Stock Units”).

(viii)
Any amounts credited in the form of Stock Units under a predecessor deferred compensation plan (including, without limitation, the deferred compensation plans of Peoples Energy Corporation), if the Participant did not have the right, under such predecessor plan, to direct that the amount be transferred to an alternate deemed investment.

(ix)
Any other Stock Units that the Committee directs be treated as Locked Stock Units or that are required to be treated as Locked Stock Units pursuant to the terms of the employment contract, incentive program or other plan that sets forth the Participant’s entitlement to be credited with Stock Units under the Plan.

(c) Crediting of Stock Units.

(i)
Awards or Credits Already Expressed in the Form of Integrys Stock.  With respect to any amount that is being credited under the Plan in the form of Stock Units and that, immediately prior to being credited to the Participant’s Stock Unit Account, is already expressed as an award of shares of Integrys Stock, e.g., Omnibus Plan performance shares or restricted stock awards, the Participant will be credited, on a one-for-one basis, with a number of Stock

Units equal to the number of shares of Integrys Stock that are being deferred or credited under the Plan.

(ii)
Conversion of Other Awards or Credits to Stock Units.  With respect to any amount that is being credited under the Plan in the form of Stock Units and that, immediately prior to being credited to the Participant’s Stock Unit Account, is not expressed in the form of shares of Integrys Stock, the amount of the deferral or credit shall be converted, for record-keeping purposes, into whole and fractional Stock Units, with fractional units calculated to four decimal places.  Except as provided in subparagraph (iii) below with respect to Director Stock Units under Section 4.03, the conversion shall be accomplished by dividing the amount of the deferral or credit by the closing price of a share of Integrys Stock on the date on which the deferral or credit would otherwise have been paid to the Participant, as reported in the Wall Street Journal’s New York Stock Exchange Composite Transaction listing.

(iii)
Special Rule for Certain Director Stock Units.  All Stock Unit amounts directed by the Board in accordance with Section 4.03, for which the Director is not able to elect an alternate form of deemed investment, shall be credited to the Director’s Account in the form of Stock Units.  If the Board directs that a Director be credited with a prescribed number of Stock Units, the number of units so prescribed shall be credited to the Director’s Account as of January 1 of the calendar year following the date of the Board’s direction or at such other time as the Board may prescribe consistent with Code Section 409A.  If the Board directs that the Director be credited with Stock Units with a prescribed value, the amount or value prescribed by the Board will be converted, for record keeping purposes, into whole and fractional Stock Units as of January 1 of the calendar year following the date of the Board’s direction, or at such other time as the Board may prescribe consistent with Code Section 409A, with fractional units calculated to four decimal places.  The conversion shall be accomplished by dividing the amount or value designated by the Board by the closing price of a share of Integrys Stock on the business day immediately preceding the January 1 crediting date, as reported in the Wall Street Journal’s New York Stock Exchange Composite Transactions listing; provided that if the Board directs, consistent with Code Section 409A, that the Stock Units should be determined as of a date other than January 1, the conversion of the amount or value designated by the Board shall be determined based upon the closing price of a share of Integrys Stock on the date designated by the Board, or if that date is not a business day, on the immediately preceding business day.

(d) Crediting of Additional Stock Units For Deemed Dividends and Similar Distributions.  Any dividends (or similar distribution) that would have been payable on the Stock Units credited to a Participant’s Stock Unit Account had such Stock Units been actual shares of Integrys Stock, if not already expressed in the form of shares of Integrys Stock or shares in another entity, shall be converted, for record keeping purposes, into whole and fractional Stock Units, with fractional units calculated to four decimal places.  The conversion shall be accomplished by dividing the amount of the dividend or distribution by the closing price of a share of Integrys Stock on the payment date for the dividend or distribution.

(e) Conversion from Stock Units to Another Investment Option.  If a Participant elects under Section 6.01(d) to transfer all or any portion of his or her Discretionary Stock Units to an alternate Investment Option, the Stock Units to which such election relates shall be converted, for record keeping purposes, from Stock Units into an amount that is equal to the product obtained by multiplying the number of such Stock Units that are being transferred by the closing price of a share of Integrys Stock, on the effective date of such investment transfer, as reported in the Wall Street Journal’s New York Stock Exchange Composite Transaction listing.

(f) Securities Law Restrictions.  Notwithstanding anything to the contrary herein, all transfer elections under Section 6.01(d) by a Participant who is subject to Section 16 of the Exchange Act  are subject to review by the Committee prior to implementation.  Further, the following transfer transactions under Section 6.01(d) by a Participant who is subject to Section 16 of the Exchange Act are prohibited: (i) elections to transfer the deemed investment of the affected Participant’s Account into Stock Units within six (6) months of an election to reallocate deemed investments out of Stock Units; and (ii) elections to transfer the deemed investment of the affected Participant’s Account out of Stock Units within six (6) months of an election to reallocate deemed investments into Stock Units (collectively, “Prohibited Transactions”).  All Prohibited Transactions are void.  In accordance with Section 11.02, the Committee may restrict additional transactions, or impose other rules and procedures, to the extent deemed desirable by the Committee in order to comply with the Exchange Act, including, without limitation, application of the review and approval provisions of this Section 5.04(f) to Participants who are not subject to Section 16 of the Exchange Act.

Section 5.05.  Special Rules Applicable to Restricted Stock Deferrals.

Unless otherwise determined by the Committee, the Participant’s interest in Stock Units attributable to a deferral of an Omnibus Plan restricted stock award shall be subject to the same vesting or forfeiture conditions to which the Participant would have been subject if the Participant had received the restricted stock directly rather than electing to defer delivery of such shares.  Similarly, except with respect to dividend (or other distribution) credits that the Committee has determined are at all times fully vested and therefore are to be credited to a special Restricted Stock Dividend Account, the dividend (or distribution) credit shall be credited to the Participant in the form of additional Stock Units, in accordance with Section 5.04(d), and such additional Stock Units shall be subject to the same vesting or forfeiture conditions as apply with respect to the underlying Integrys Stock Units on which the dividend (or distribution) credit is based.

ARTICLE VI.  ACCOUNTING AND HYPOTHETICAL INVESTMENT ELECTIONS
Section 6.01.  Hypothetical Investment of Participant Accounts.

(a) Deemed Investment of All Deferrals and Contribution Credits Other Than Deferrals of Restricted Stock.

(i)
In accordance with uniform rules prescribed by the Committee, each Participant shall designate, in writing or in such other manner as the Committee may prescribe, how deferrals and other authorized contribution credits made while the designation is in effect, other than deferrals of restricted stock, are credited among the Investment Options.  When selecting more than one Investment Option, the Participant shall designate, in whole multiples of 1% or such other percentage determined by the Committee, the percentage to be credited to each of the available Investment Options.  If the Participant fails to make a timely and complete investment designation, the deferrals or other contribution credits for which there is not a valid investment election shall be credited to the same “lifecycle” fund that is or would be the default investment option for the Participant under the qualified defined contribution plan in which the Participant is eligible, or is such other Investment Option specified by the Committee for this purpose.

(ii)
For purposes of crediting a Participant’s deferral of an Omnibus Plan performance share award, or other award that is expressed in shares of Integrys Stock, among the Investment Options, the following rules shall apply.  With respect to the portion of the award that the Participant allocates into Stock Units, the Participant will be credited with Stock Units, on a one-for-one basis, in accordance with Section 5.04(c)(i).  With respect to the portion of the award that the Participant allocates to Investment Option(s) other than Stock Units, the amount to be credited to each Investment Option other than Stock Units will be determined by multiplying the number of shares of Integrys Stock that corresponds to the portion of the award that the Participant has allocated to that Investment Option by the closing price of a share of Integrys Stock on the date on which the deferral or credit would otherwise have been paid to the Participant, as reported in the Wall Street Journal’s New York Exchange Composite Transaction listing.

(iii)
A Participant’s investment election or deemed investment election shall become effective for deferrals and other contribution credits beginning with the first payroll period commencing or payment date occurring on or after the date on which the election is received and accepted by the Committee, or such other date established by the Committee for this purpose, and shall remain in effect for all future deferrals and contribution credits unless and until modified by a subsequent election that becomes effective in accordance with the rules of this subsection.  The Participant’s election under this Section 6.01(a) governs the deemed investment of deferrals and contribution credits made while the Participant’s election is in effect.  A Participant’s ability to transfer amounts that are deemed to be invested in one Investment Option to another Investment Option is governed by Section 6.01(d).

(b) Deemed Investment of Restricted Stock Deferrals.  Restricted stock deferrals are credited to the Plan in the form of Locked Stock Units until vested, at which time such Stock Units will become Discretionary Stock Units.  The Participant is not permitted to make an investment election with respect to Locked Stock Units or to cause Locked Stock Units to be transferred to an alternate Investment Option.  A Participant may transfer Discretionary Stock Units to an alternate Investment Option in accordance with Section 6.01(d).

(c) Allocation of Deemed Investment Gain or Loss.  On each day that the New York Stock Exchange is open for business, or at such other times as the Committee may prescribe (the “Valuation Date”), the Account of each Participant will be credited (or charged) based upon the investment gain (or loss) that the Participant would have realized with respect to his or her Account since the immediately preceding Valuation Date had the Account been invested in accordance with the terms of the Plan and where applicable, the Participant’s election.  Subject to the special rules set forth in Article V with respect to Reserve Account A, Reserve Account B, and Integrys Stock Units, the credit (or charge) shall be the sum, separately calculated for each of the Investment Options, of the product obtained by multiplying (i) the portion (if any) of the Participant’s Account as of the immediately prior Valuation Date that is deemed to have been invested in each Investment Option, and (ii) the rate of return experienced by that Investment Option since the immediately preceding Valuation Date.  The Committee, in its discretion, may prescribe alternate rules for the valuation of Participant Accounts, including, without limitation, the application of unit accounting principles.

(d) Reallocation of Account. Subject to such restrictions as may be in effect or implemented pursuant to Section 5.04(f), and in accordance with rules prescribed by the Committee (which may include limitations on the timing or frequency of reallocation transactions initiated by some or all Participants), each Participant may elect to reallocate his or her Account (other than Locked Stock Units) among the available Investment Options; provided that no amounts may be allocated to Reserve Account A or Reserve Account B.  When selecting more than one Investment Option, the Participant shall designate, in whole multiples of 1% or such other percentage determined by the Committee, the percentage of his or her available

Account that is deemed to be invested in each available Investment Option after the investment reallocation is given effect.  Once effective, a Participant’s reallocation shall remain in effect unless and until modified by a subsequent election that becomes effective in accordance with the rules prescribed by the Committee.  Other than a reallocation of a Participant’s Account pursuant to a revised investment election submitted by the Participant, the deemed investment allocation of a Participant will not be adjusted to reflect differences in the relative investment return realized by the various hypothetical Investment Options that the Participant has designated.

Section 6.02.  Accounts are For Record Keeping Purposes Only.

Plan Accounts and the record keeping procedures described herein serve solely as a device for determining the amount of benefits accumulated by a Participant under the Plan, and shall not constitute or imply an obligation on the part of a Participating Employer to fund such benefits.  In any event, a Participating Employer may, in its discretion, set aside assets and/or contribute to the Trust assets equal to part or all of such account balances and invest such assets in Integrys Stock, life insurance or any other investment deemed appropriate.  Any such assets held by a Participation Employer or the Trust  shall be and remain the sole property of the Participating Employer or the Trust, as applicable, and except to the extent that the Trust authorizes a Participant to direct the trustee with respect to the voting of Integrys Stock held in the Trust, a Participant shall have no proprietary rights of any nature whatsoever with respect to such assets.

ARTICLE VII.  DISTRIBUTION OF PRE-2005 ACCOUNT
Section 7.01.  Distribution Election.

(a) Election.  A Participant, at the time he or she commenced participation in the Plan, made a distribution election with respect to his or her Pre-2005 Account.  The election specified the distribution commencement date, the distribution period, and the distribution method applicable following the Participant’s death.  Any such election was required to be consistent with the following rules (or if the  Participant failed to make a selection with respect to a particular item, in accordance with the default rules set forth below):

(i)
Distribution Commencement Date.  Unless the Participant has selected a later commencement date, which in no event shall be later than the first distribution period following the Participant’s attainment of age 72, distribution of a Participant’s Pre-2005 Account will commence either (A) within 60 days following the end of the calendar year in which the Participant terminates employment or service from the Company and all Affiliates, or (B) if determined by the Committee to be consistent with the “grand-father” rules of Code Section 409A and if directed by the Committee for purposes of creating administratively consistency between the distribution provisions of Articles VII and VIII, within 60 days following the end of the calendar year in which occurs the 6 month anniversary of the date on which the Participant terminates employment or service from the Company and all Affiliates.  For purposes of this Plan, a Participant who is Disabled shall be deemed to have retired or terminated at the conclusion of benefits under all disability income plans sponsored by a Participating Employer or to which a Participating Employer contributes, unless otherwise determined by the Committee.

(ii)	Distribution Period. Distributions will be made in 1 to 15 annual installments, as elected by the Participant.

(iii)
Distribution of Remaining Account Following Participant’s Death.  In the event of the Participant’s death, the Participant’s remaining undistributed interest will be distributed to the Participant’s Beneficiary in accordance with the distribution election (single sum payment or installments) elected by the Participant.  If the  Participant had elected a single sum, the payment shall be made no later than March 1 following the calendar year in which occurs the Participant’s death.  If the Participant had elected an installment distribution, (A) any installments previously commenced to the Participant shall continue to the Beneficiary and (B) if installment distributions had not commenced as of the date of the Participant’s death, payments over the installment period elected by the Participant shall commence to the Beneficiary no later than March 1 following the calendar year in which occurs the Participant’s death.

(b) Effectiveness of Election.  A distribution election shall be deemed made only when it is received and accepted as complete by the Committee, and shall remain in effect until modified by the Participant in accordance with Section 7.02 below or otherwise revoked in accordance with Plan rules.

Section 7.02.  Modified Distribution Election.

A Participant may from time to time modify his or her distribution election by filing a revised distribution election, properly completed and signed, with the Committee.  However, a revised distribution election will be given effect only if the Participant remains employed by a Participating Employer for twelve (12) consecutive months following the date that the revised election is received and accepted as complete by the Committee.

Section 7.03.  Calculation of Annual Distribution Amount.

(a) Pre-2001 Retirees.  For any Participant who retired or terminated employment or service prior to January 1, 2001, distribution of the Participant’s Account will be calculated and made under the distribution provisions of the Plan applicable to the Participant on the date of the Participant’s retirement or termination of employment or service.

(b) Post-2000 Retirees.  For a Participant who retires or terminates employment or service after December 31, 2000, the annual distribution amount for the Pre-2005 Account, unless the Committee specifies a different or alternate method and such different or alternate method does not result in the imposition of tax under Code Section 409A, shall be calculated as follows:

(i)
The annual distribution amount for the Participant’s Pre-2005 Account, other than the portion of the Pre-2005 Account that is deemed to be invested in Stock Units (the “Distributable Account”), shall be determined by dividing (A) the aggregate balance in the Distributable Account as of January 1 of the year for which the distribution is being made, by (B) the number of installment payments remaining to be made under the distribution period selected by the Participant.  Distributions shall be made in cash.  The amount of any distribution under this Paragraph (i) will be charged pro-rata against the Participant’s interest in each

Investment Option comprising the Distributable Account.  Notwithstanding the foregoing, the last installment payment of the Distributable Account shall be adjusted to take into account deemed investment gains or losses for the period between the January 1 valuation date and the date of actual payment according to such methods and procedures adopted by the Committee.

(ii)
The annual distribution amount for the portion of the Participant’s Pre-2005 Account that is credited in the form of Stock Units shall be determined on a share basis by dividing (A) the number of Integrys Stock Units as of January 1 of the year for which the distribution is being made (subject to subsequent adjustment under Section 9.02), by (B) the number of installment payments remaining to be made under the distribution period selected by the Participant. The Participant will receive shares of Integrys Stock equal to the annual distribution amount, subject only to the distribution of cash in lieu of any fractional Integrys Stock Unit.  The cash payment for any fractional Integrys Stock Unit shall be determined based upon the closing price of a share of Integrys Stock on January 21 of the year in which the distribution is being made, as such share price is reported in the Wall Street Journal’s New York Stock Exchange Composite Transactions listing.  If January 21 falls on a Saturday, Sunday or holiday, the calculation of the cash portion of the distribution will be made based upon the closing price as reported for the immediately preceding business day.

Section 7.04.  Time of Distribution.

Subject to the provisions of Sections 9.02 and 10.02, each distribution of Integrys Stock made to a Participant (or Beneficiary) shall be distributed on January 22 (or if January 22 falls on a Saturday, Sunday or holiday, the immediately following business day).  For distribution and tax reporting purposes, the value of Integrys Stock distributed shall equal the number of shares distributed multiplied by the closing price of Integrys Stock on January 21 (or if January 21 falls on a Saturday, Sunday or holiday, the immediately preceding business day) of the year in which the distribution is being made as reported in the Wall Street Journal’s New York Stock Exchange Composite Transaction listing.  The cash portion of any distribution will be made no later than March 1 of the year for which the distribution is being made.

Section 7.05.  Single Sum Distribution at the Committee’s Option.

(a) In the case of a Participant whose employment with the Company and its Affiliates is involuntarily terminated by the Company or an Affiliate, or whose employment with the Company and its Affiliates is mutually terminated in accordance with a separation agreement and release between the Company or an Affiliate and such Participant, the Committee may (but need not) direct that the Participant’s Pre-2005 Account be distributed in the form of a single sum payment in lieu of distribution over any installment distribution period that would otherwise apply.  If so directed by the Committee, the single sum distribution shall be made in cash and/or shares of Integrys Stock (as determined in accordance with Section 7.03) and shall be made at the time specified in Section 7.04.

(b) In the case of any other Participant or Beneficiary whose Pre-2005 Account has a value of $100,000 or less as of the valuation date that immediately precedes the date on which distribution would first be made to the Participant or Beneficiary, the Committee may (but need not) direct that the Participant’s Pre-2005 Account be distributed in the form of a single sum payment in lieu of any installment distribution period that would otherwise apply.  If so directed by the Committee, the single sum distribution shall be made in cash and/or shares of Integrys Stock (as determined in accordance with Section 7.03) and shall be made at the time specified in Section 7.04.

ARTICLE VIII.  DISTRIBUTION OF POST-2004 ACCOUNT

Section 8.01.  Distribution Election.

(a) Election.  A Participant, on or before December 31, 2008 or if later, at the time he or she commences participation in the Plan, shall make a distribution election with respect to his or her Post-2004 Account.  The election shall be in such form as the Committee shall prescribe, and shall specify the distribution commencement date, the distribution period, and the distribution method applicable following the Participant’s death.  Any such election shall be consistent with the following rules (or if the  Participant fails to make a selection with respect to a particular item, in accordance with the default rules set forth below):

(i)
Distribution Commencement Date.  Unless the Participant has selected a later commencement date, distribution of a Participant’s Post-2004 Account will commence within 60 days following the end of the calendar year in which occurs the 6 month anniversary of the Participant’s Separation from Service.

(ii)
Distribution Period.  Distributions will be made in 1 to 15  annual installments, as elected by the Participant.  The default is 10 annual installments. For purposes of applying the rules of Code Section 409A, a Participant’s election of annual installments is treated as an election of a single form of payment rather than an election of multiple separate payments.

(iii)
Distribution of Remaining Account Following Participant’s Death.  In the event of the Participant’s death, the Participant’s remaining undistributed interest in his or her Post-2004 Account will be distributed to the Participant’s Beneficiary in accordance with the distribution election (single sum payment or installments) elected by the Participant.  If the  Participant had elected a single sum, the payment shall be made no later than March 1 following the calendar year in which occurs the Participant’s death.  If the Participant had elected an installment distribution, (A) any installments previously commenced to the Participant shall continue to the Beneficiary and (B) if installment distributions had not commenced as of the date of the Participant’s death, payments over the installment period elected by the Participant shall commence to the Beneficiary no later than March 1 following the calendar year in which occurs the Participant’s death.

(b) Effectiveness of Election.  A distribution election shall be deemed made only when it is received and accepted as complete by the Committee, and shall remain in effect until modified by the Participant in accordance with Section 8.02 below or otherwise revoked in accordance such circumstances as the Plan is permitted (and elects) to accept without resulting in the imposition of tax under Code Section 409A.

Section 8.02.  Modified Distribution Election.

A Participant may from time to time modify his or her distribution election with respect to his or her Post-2004 Account by filing a revised distribution election, properly completed and signed, with the Committee.  However, except to the extent permitted under regulations promulgated by the Secretary of the Treasury under Code Section 409A, a revised distribution election must comply with the following rules:

(a) The revised distribution election may not accelerate the time of payment in violation of Code Section 409A.  For example, a  revised distribution election may not elect a distribution commencement date earlier than the distribution commencement date applicable under the Participant’s prior distribution election.   A revised election that does not comply with these rules will be null and void, and will be disregarded by the Plan.

(b) The revised distribution election may (i) change the form of payment from a single sum payment to installment distributions, (ii) from installment distributions to a single sum distribution, (iii) from one installment period to a different installment period, or (iv) defer the distribution commencement date, and such a revised election will be given effect 12 months after the date on which the election is made, but only if (i) the revised election is made at least 12 months prior to the date on which payment would be made or commence in the absence of the revised election, and (ii) in the case of any election other than one related to payment on account of Disability or death, the first payment that is made pursuant to the revised election is deferred for at least 5 years from the date payment would otherwise have been made.  For purposes of Code Section 409A, the installment payment option is considered to be a single form of payment rather than a series of independent payments.  A revised election that does not comply with these rules will be null and void, and will be disregarded by the Plan.

Section 8.03.  Calculation of Annual Distribution Amount.

The annual distribution amount for the Post-2004 Account shall be calculated as follows:

(a) The annual distribution amount for the Participant’s Post-2004 Account, other than the portion of the Post-2004 Account that is deemed to be invested in Stock Units (the “Distributable Account”), shall be determined by dividing (A) the aggregate balance in the Distributable Account as of January 1 of the year for which the distribution is being made, by (B) the number of installment payments remaining to be made under the distribution period selected by the Participant.  Distributions shall be made in cash.  The amount of any distribution under this subsection (a) will be charged pro-rata against the Participant’s interest in each Investment Option comprising the Distributable Account.  Notwithstanding the foregoing, the last installment payment of the Distributable Account shall be adjusted to take into account deemed investment gains or losses for the period between the January 1 valuation date and the date of actual payment according to such methods and procedures adopted by the Committee.

(b) The annual distribution amount for the portion of the Participant’s Post-2004 Account that is credited in the form of Stock Units shall be determined on a share basis by dividing (A) the number of Integrys Stock Units as of January 1 of the year for which the distribution is being made (subject to subsequent adjustment under Section 9.02), by (B) the number of installment payments remaining to be made under the distribution period selected by the Participant. The Participant will receive shares of Integrys Stock equal to the annual distribution amount, subject only to the distribution of cash in lieu of any fractional Integrys Stock Unit.  The cash payment for any fractional Integrys Stock Unit shall be determined based upon the closing price of a share of Integrys Stock on January 21 of the year in which the distribution is being made, as such share price is reported in the Wall Street Journal’s New York Stock Exchange Composite Transactions listing.  If January 21 falls on a Saturday, Sunday or holiday, the calculation of the cash portion of the distribution will be made based upon the closing price as reported for the immediately preceding business day.

Section 8.04.  Time of Distribution.

Subject to the provisions of Sections 9.02 and 10.02, each distribution of Integrys Stock made to a Participant (or Beneficiary) shall be distributed on January 22 (or if January 22 falls on a Saturday, Sunday or holiday, the immediately following business day).  For distribution and tax reporting purposes, the value of Integrys Stock distributed shall equal the number of shares distributed multiplied by the closing price of Integrys Resources Stock on January 21 (or if January 21 falls on a Saturday, Sunday or holiday, the immediately preceding business day) of the year in which the distribution is being made as reported in the Wall Street Journal’s New York Stock Exchange Composite Transaction listing.  The cash portion of any distribution will be made no later than March 1 of the year for which the distribution is being made.

Section 8.05.  Automatic Single Sum Distribution.

In the case of any Participant or Beneficiary whose Post-2004 Account has a value equal to or less than the applicable dollar amount under Code Section 402(g)(1)(B), e.g., $15,500 for 2008, the Participant’s Post-2004 Account will be distributed in the form of a single sum payment on the date on which distributions would otherwise commence, and such single sum payment shall be in lieu of any installment distribution period that would otherwise apply.  Unless otherwise directed by the Committee, the single sum distribution shall be made in cash and/or shares of Integrys Stock (as determined in accordance with Section 8.03).  The foregoing rule shall apply only if (1) the payment results in the termination of liquidation of the Participant’s entire interest in his or her Post-2004 Account and his or her entire interest in all other plans, programs or arrangements that are required to be aggregated with the Participant’s Post-2004 Account for purposes of Code Section 409A, and (2) the payment is not greater than the applicable dollar amount under Code Section 402(g)(1)(B).

Section 8.06.  Distributions For Employment Tax Obligations.

(a) Notwithstanding the time or schedule of payments otherwise applicable to the Participant, the Committee may direct that distribution from a Participant’s Account be made (i) to pay the Federal Insurance Contributions Act (“FICA”) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2) with respect to compensation deferred under the Plan, (ii) to pay the income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of FICA taxes, and (iii) to pay the additional income tax at source on wages attributable to the “pyramiding” of Code Section 3401 wages and taxes; provided that the total amount distributed under this provision must not exceed the aggregate of the FICA tax and the income tax withholding related to such FICA tax.  In addition or in the alternative, the Committee may direct that all FICA taxes owed in connection with any allocation hereunder be withheld from other compensation owed to the Participant.

(b) The amount actually distributed to the Participant in accordance with the time or schedule of payments applicable to the Participant will be reduced by applicable tax withholding except to the extent such withholding requirements previously were satisfied in accordance with subsection (a) above.

ARTICLE IX.  RULES WITH RESPECT TO INTEGRYS STOCK
AND INTEGRYS STOCK UNITS

Section 9.01.  Shares Authorized.

(a) Subject to adjustment as provided in Section 9.02 below, the total number of shares of Integrys Stock which may be distributed to Participants or Beneficiaries pursuant to the Plan shall be one million four hundred fifty thousand (1,450,000).

(b) The number of available shares shall not be reduced by or as a result of (i) any cash distributions pursuant to the Plan or (ii) by distributions of shares of Integrys Stock that are attributable to LTIP Deferrals that relate to an award that was made under the Omnibus Plan and either has been or will be charged against the pool of available shares under the Omnibus Plan, i.e., the plan under which the share award was originally granted and the plan from which the share award would have been paid except for the Participant’s election to defer delivery of the shares.

Section 9.02.  Transactions Affecting Integrys Stock.

In the event of any merger, share exchange, reorganization, consolidation, recapitalization, stock dividend or stock split involving Integrys Stock, or other event in which Integrys Stock is subdivided or combined, or a cash dividend the amount of which, on a per share basis, exceeds, fifteen percent (15%) of the fair market value of a share of Integrys Stock at the time the dividend is declared, or the Company shall effect any other dividend or other distribution of Integrys Stock that the Board determines by resolution is extraordinary  or special in nature or that is in connection with a transaction that the Company characterizes publicly as a recapitalization or reorganization of Integrys Stock or words of similar import, or any other event shall occur, which, in the judgment of the Committee necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, the Committee shall make appropriate equitable adjustments with respect to the Integrys Stock Units (if any) credited to the Account of each Participant.  The nature of any such adjustment shall be determined by the Committee, in its discretion.

Section 9.03.  No Shareholder Rights With Respect to Integrys Stock Units.

Participants shall have no rights as a stockholder pertaining to Integrys Stock Units credited to their Accounts.  No Integrys Stock Unit nor any right or interest of a Participant under the Plan in any Integrys Stock Unit may be assigned, encumbered, or transferred, except by will or the laws of descent and distribution.  The rights of a Participant hereunder with respect to any Integrys Stock Unit are exercisable during the Participant’s lifetime only by the Participant or his or her guardian or legal representative.

ARTICLE X.   SPECIAL RULES APPLICABLE IN THE EVENT OF A CHANGE IN CONTROL OF THE COMPANY

Section 10.01.  Definitions.

For purposes of this Article X, the following terms shall have the following respective meanings:

(a) An “Affiliate” of, or a person “affiliated” with, a specified person is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified and the term “Associate” used to indicate a relationship with any person, means (i) any corporation or organization (other than the registrant or a majority-owned subsidiary of the registrant) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the registrant or any of its parents or subsidiaries.

(b) A person shall be deemed to be the “Beneficial Owner” of any securities:

(i)
which such Person or any of such Person’s Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement, or under-standing, or upon the exercise of conversion rights, exchange rights, or other rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, (A) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or (B) securities issuable upon exercise of Rights pursuant to the terms of the Company’s Rights Agreement with American Stock Transfer & Trust Company, originally dated as of December 12, 1996 between the Company and Firstar Trust Company, as the same may be amended from time to time (or any successor to such Rights Agreement) at any time before the issuance of such securities;

(ii)
which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 of the General Rules and

Regulations under the Act), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this subparagraph (ii) as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding:  (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Act and (B) is not also then reportable on a Schedule 13D under the Act (or any comparable or successor report); or

(iii)
which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in Paragraph (ii) above) or disposing of any voting securities of the Company.

(c) A “Change in Control” shall be deemed to have occurred if:

(i)
any Person (other than any employee benefit plan of the Company or an Affiliate, any Person organized, appointed or established pursuant to the terms of any such benefit plan or any trustee, administrator or fiduciary of such a plan) is or becomes the Beneficial Owner of securities of the Company representing at least 30% of the combined voting power of the Company’s then outstanding securities;

(ii)	one-half or more of the members of the Board are not Continuing Directors;

(iii)
there shall be consummated any merger, consolidation, or reorganization of the Company with any other corporation as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity are owned by the former shareholders of the Company other than a shareholder who is an Affiliate or Associate of any party to such consolidation or merger;

(iv)
there shall be consummated any merger of the Company or share exchange involving the Company in which the Company is not the continuing or surviving corporation other than a merger of the Company in which each of the holders of the Company’s Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger;

(v)
there shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company to a Person which is not a wholly owned subsidiary of the Company; or

(vi)	the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

(d) “Continuing Directors” means (i) any member of the Board of Directors of the Company who was a member of such Board on May 18, 2007, (ii) any successor of a Continuing Director who is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on such Board, and (iii) additional directors elected by a majority of the Continuing Directors then on such Board.

(e) “Person” means any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity, or a group of any of the foregoing acting in concert; provided, that in the case of a merger, consolidation or reorganization of the Company with any other corporation or a share exchange involving the Company, the shareholders of the other corporation that is a party to the merger, consolidation, reorganization or share exchange shall not be considered to be acting in concert for purposes of Section 10.01(c)(i).

Section 10.02.  Amendments in Connection with a Change in Control.

(a) Board Authority to Amend Plan.  Prior to the occurrence of a Change in Control, the Board may exercise its authority under Section 11.06 to amend the Plan, including, to the extent deemed necessary or desirable by the Board in anticipation of a Change in Control, to amend the Plan to eliminate Integrys Stock Units and cause the value of such units as of the Amendment Date (such value to be determined under Section 5.04(e)) to be reallocated to an alternate Investment Option that is then available for new investments and that is most similar to a fixed income fund.  The term “Amendment Date” means the date on which an amendment to the Plan is validly adopted or the date on which the amendment is or purports to be effective, whichever is later.

(b) Automatic Amendments.  The Plan shall automatically be amended upon a Change in Control to provide that:

(i)
the rate of interest equivalent to be credited with respect to Reserve Account A for each month following the Change in Control shall be the greater of (A) the rate of interest equivalent otherwise applicable with respect to Reserve

Account A if such amount were calculated based upon the consolidated return on common shareholders equity of the Company (including for this purpose any successor corporation that is the survivor of a merger with the Company or any successor to that corporation) and all consolidated  subsidiaries, or (B) a rate equal to two (2) percentage points above the prime lending rate at US Bank Milwaukee, Milwaukee, Wisconsin (or any successor thereto) as of the last business day of that month; and

(ii)
the rate of interest equivalent to be credited with respect to Reserve Account B for each month following the Change in Control shall be the greater of (A) the rate of interest equivalent otherwise applicable with respect to Reserve Account B if such amount were calculated based upon the consolidated return on common shareholders equity of the Company (including for this purpose any successor corporation that is the survivor of a merger with the Company or any successor to that corporation) and all consolidated subsidiaries, or (B) a rate equal to two (2) percentage points above the prime lending rate at US Bank Milwaukee, Milwaukee, Wisconsin (or any successor thereto) as of the last business day of that month.  The minimum rate of interest equivalent under clause (B) shall cease to apply on the third anniversary of the Change in Control in the event that the Participant is actively employed by the Company (including for this purpose any successor corporation or entity that is the survivor of a merger with the Company), or by any subsidiary or affiliate of the Company or such successor, on such date.

(c) Prohibition on Certain Amendments.  Notwithstanding the foregoing, on or after a Change in Control, the Board or Company (including for this purpose any successor corporation or entity that is the survivor of a merger with the Company or to which sponsorship of the Plan is transferred following a Change in Control, or the board of directors or other managing body of any such entity) may not, without the written consent of the affected Participant (or in the case of a deceased Participant, the Participant’s Beneficiary) amend the Plan or take an action to terminate the Plan that would:

(i)	Result in a decrease in the number of, or a change in the type of, Investment Options that were made available under the Plan immediately prior to the Change of Control; or

(ii)	Cause the Accounts to be valued under Section 6.01(c) less frequently than quarterly; or

(iii)	Impair or otherwise limit a Participant’s rights to reallocate his or her Accounts under Section 6.01(d) as in effect on the date immediately prior to the Change in Control; or

(iv)	Decrease the interest rate credited under Reserve Account A or Reserve Account B as determined pursuant to subsection (b) above, except as specifically provided therein;

(v)	Eliminate or reduce the distribution options made available under Articles VII and VIII or otherwise terminate any distribution elections then in effect; or

(vi)
Modify the provisions of Sections 10.03 and 10.04 in a manner detrimental or potentially detrimental to a Participant (or Beneficiary), except and only to the extent that modification is necessary to comply with applicable law.

Section 10.03.  Maximum Payment Limitation.

(a) Limit on Payments.  Except as provided in subsection (b) below, if any portion of the payments or benefits described in this Plan or under any other agreement with or plan of the Company (in the aggregate, “Total Payments”), would constitute an “excess parachute payment”, then the Total Payments to be made to the Participant shall be reduced such that the value of the aggregate Total Payments that the Participant is entitled to receive shall be one dollar ($1) less than the maximum amount which the Participant may receive without becoming subject to the tax imposed by Section 4999 of the Code or which the Company may pay without loss of deduction under Section 280G(a) of the Code; provided that this Section shall not apply in the case of a Participant who has in effect a valid employment contract providing that the Total Payments to the Participant shall be determined without regard to the maximum amount allowable under Section 280G of the Code.  The terms “excess parachute payment” and “parachute payment” shall have the meanings assigned to them in Section 280G of the Code, and such “parachute payments” shall be valued as provided therein.  Present value shall be calculated in accordance with Section 280G(d)(4) of the Code.  Within forty (40) days following delivery of notice by the Company to the  Participant of its belief that there is a payment or benefit due the Participant which will result in an excess parachute payment as defined in Section 280G of the Code, the Participant and the Company, at the Company’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel selected by the Company’s independent auditors and acceptable to the Participant in his or her sole discretion (which may be regular outside counsel to the Company), which opinion sets forth (A) the amount of the Base Period Income, (B) the amount and present value of Total Payments and (C) the amount and present value of any excess parachute payments determined without regard to the limitations of this Section.  As used in this Section, the term “Base Period Income” means an amount equal to the Participant’s “annualized includible compensation for the base period” as defined in Section 280G(d)(1) of the Code.  For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code, which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Participant.  Such opinion shall be addressed to the Company and the Participant and shall be binding upon the Company and the Participant.  If such opinion determines that there would be an excess parachute payment, the payments hereunder that are includible in Total Payments or any other payment or benefit determined by such counsel to be includible in Total Payments shall be reduced or eliminated as specified by the Participant in writing delivered to the Company within thirty days of his or her receipt of such opinion or, if the Participant fails to so notify the Company, then as the Company shall reasonably determine, so that under the bases of calculations set forth in such opinion there will be no excess parachute payment.  If such legal counsel so requests in connection with the opinion required by this Section, the Participant and the Company shall obtain, at the Company’s expense, and the legal counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Participant.  If the provisions of Sections 280G and 4999 of the Code (or any successor provisions) are repealed without succession, then this Section shall be of no further force or effect.

(b) Employment Contract Governs.  The provisions of subsection (a) above shall not apply to a Participant whose employment is governed by an employment contract that provides for Total Payments in excess of the limitation described in subsection (a) above.

Section 10.04.  Resolution of Disputes.

If, after a Change in Control, (a) a dispute arises with respect to the enforcement of the Participant’s rights under the Plan, or (b) any legal proceeding shall be brought to enforce or interpret any provision contained in the Plan or to recover damages for breach of the Plan, in either case so long as the Participant is not acting in bad faith or otherwise pursuing a course of action that a reasonable person would determine to be frivolous, the Participant shall recover from the Company any reasonable attorneys’ fees and necessary costs and disbursements incurred as a result of such dispute or legal  proceeding (“Expenses”), and prejudgment interest on any money judgment obtained by the Participant calculated at the rate of interest announced by US Bank Milwaukee, Milwaukee, Wisconsin (or any successor thereto), from time to time as its prime or base lending rate from the date that payments to the Participant should have been made under this Plan.  Within ten (10) days after the Participant’s written request therefore and reasonable substantiation that such Expense has been incurred, (but in no event later than the end of the calendar year following the calendar year in which such Expense is incurred), the Company shall pay to the Participant, or such other person or entity as the Participant may designate in writing to the Company, the Participant’s Expenses in advance of the final disposition or conclusion of any such dispute or legal proceeding.  In the case of a deceased Participant, this Section shall apply with respect to the Participant’s Beneficiary or estate.

ARTICLE XI.  GENERAL PROVISIONS

Section 11.01.  Administration.

The Committee shall administer and interpret the Plan and supervise preparation of Participant elections, forms, and any amendments thereto.  To the extent necessary to comply with applicable conditions of Rule 16b-3, the Committee shall consist of not less than two members of the Board, each of whom is also a director of the Company and qualifies as a “non-employee director” for purposes of Rule 16b-3.  If at any time the Committee shall not be in existence or not be composed of members of the Board who qualify as “non-employee directors”, then all determinations affecting Participants who are subject to Section 16 of the Exchange Act shall be made by the full Board, and all determinations affecting other Participants shall be made by the Board or a duly designated officer of the Board.  The Committee may, in its discretion, delegate any or all of its authority and responsibility; provided that the Committee shall not delegate authority and responsibility with respect to non-ministerial functions that relate to the participation by Participants who are subject to Section 16 of the Exchange Act at the time any such delegated authority or responsibility is exercised.  To the extent of any such delegation, any references herein to the Committee shall be deemed references to such delegee.  Interpretation of the Plan shall be within the sole discretion of the Committee and shall be final and binding upon each Participant and Beneficiary.  The Committee has the discretionary authority to adopt and modify rules and regulations relating to the Plan, interpret and construe the Plan and make determinations regarding eligibility and benefits,  as it deems necessary or advisable for the administration of the Plan; any such action, interpretation, construction or determination shall be final and binding on all Participants and Beneficiaries unless determined by a court of competent jurisdiction to be arbitrary and capricious.  If any delegee of the Committee shall also be a Participant or Beneficiary, any determinations affecting the delegee’s participation in the Plan shall be made by the Committee.

Section 11.02.  Restrictions to Comply with Applicable Law.

(a) General Restrictions.  Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Integrys Stock under the Plan or make any  payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.  In addition, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act.  The Committee shall administer the Plan so that transactions under the Plan will be exempt from Section 16 of the Exchange Act, and shall have the right to restrict any transaction, or impose other rules and requirements, to the extent it deems necessary or desirable for such exemption to be met.

(b) Restriction on Transfer.  Shares of Integrys Stock issued under the Plan may not be sold or otherwise disposed of except (i) pursuant to an effective registration statement under the Act, or in a transaction which, in the opinion of counsel for the Company, is exempt from registration under the Act; and (ii) in compliance with state securities laws.  Further, as a condition to issuance of shares of Integrys Stock under the Plan, the Participant, his or her Beneficiary or his or her heirs, legatees or legal representatives, as the case may be, shall, if the

Committee deems it necessary, execute and deliver to the Company a restrictive stock transfer agreement in such form, and subject to such terms and conditions, as shall be reasonably determined or approved by the Committee, which agreement, among other things, may impose certain restrictions on the sale or other disposition of any shares of stock acquired under the Plan. The Committee may waive the foregoing restrictions, in whole or in part, in any particular case or cases or may terminate such restrictions whenever the Committee determines that such restrictions afford no substantial benefit to the Company.

(c) Additional Restrictions; Legends.  All shares of Integrys Stock delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the Plan and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be put on any certificates to make appropriate references to such restrictions.

Section 11.03.  Claims Procedures.

(a) If a Participant or Beneficiary (the “claimant”) believes that he is entitled to a benefit under the Plan that is not provided, the claimant or his or her legal representative shall file a written claim for such benefit with the Committee no later than ninety (90) days after the first payment is made (or should have been made) in accordance with the terms of the Plan or under Regulations issued by the Secretary of the Treasury under Code Section 409A.  If the Committee denies the claim, it shall deliver to the claimant, within 135 days of the date the first payment to the Participant was made (or should have been made) in accordance with the terms of the Plan or under Regulations issued by the Secretary of the Treasury under Code Section 409A, a written notice to the claimant of such denial.  The written notice shall include the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and a description of the Plan’s review procedures (as set forth in subsection (b)) and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse determination upon review.

(b) The claimant has the right to appeal the Committee’s decision by filing a written appeal with the Committee.  Notice of the appeal must be received by the Committee no later than 180 days after the first payment is made (or should have been made) in accordance with the terms of the Plan or under Regulations issued by the Secretary of the Treasury under Code Section 409A.  The claimant will have the opportunity, upon request and free of charge, to have reasonable access to and copies of all documents, records and other information relevant to the claimant’s appeal.  The claimant may submit written comments, documents, records and other information relating to his or her claim with the appeal.  The Committee will review all comments, documents, records and other information submitted by the claimant relating to the claim, regardless of whether such information was submitted or considered in the initial claim determination.  The Committee shall make a determination on the appeal within 60 days after receiving the claimant’s written appeal; provided that the Committee may determine that an additional 60-day extension is necessary due to circumstances beyond the Committee’s control, in which event the Committee shall notify the claimant prior to the end of the initial period that an extension is needed, the reason therefore and the date by which the Committee expects to render a decision. If the claimant’s appeal is denied in whole or part, the Committee shall provide written notice to the claimant of such denial.  The written notice shall include the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim; and a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA.

(c) Notwithstanding anything in the Plan to the contrary, and as a condition of participating in the Plan, a Participant agrees, on behalf of the Participant and all persons or entities that may claim through the Participant, that (1) any claim for benefits or other legal action or legal proceeding concerning the Plan may be brought more than one (1) year after the later of (A) the last date on which the act or omission giving rise to the claim, legal action or other legal proceeding occurred, or (B) the date the individual or entity bringing such claim, legal action or other legal proceeding had knowledge (or reasonably should have had knowledge) of the act or omission, and (2) that any legal action or legal proceeding concerning the Plan may only be heard in a “bench” trial and that any right to a jury trial is waived.

Section 11.04.  Participant Rights Unsecured.

(a) Unsecured Claim.  The right of a Participant or the Participant’s Beneficiary to receive a distribution hereunder shall be an unsecured claim, and neither the Participant nor any Beneficiary shall have any rights in or against any amount credited to his or her Account or any other specific assets of a Participating Employer.  The right of a Participant or Beneficiary to the payment of benefits under this Plan shall not be assigned, encumbered, or transferred, except by will or the laws of descent and distribution.  The rights of a Participant hereunder are exercisable during the Participant’s lifetime only by the Participant or his or her guardian or legal representative.

(b) Contractual Obligation.  The Company may authorize the creation of a trust or other arrangements to assist it in meeting the obligations created under the Plan, subject to the restrictions on funding imposed by Code Section 409A(b)(3).  However, any liability to any person with respect to the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan.  No obligation of a Participating Employer shall be deemed to be secured by any pledge of, or other encumbrance on, any property of a Participating Employer.  Nothing contained in this Plan and no action taken pursuant to its terms shall create or be construed to create a trust of any kind, or a fiduciary relationship between a Participating Employer and any Participant or Beneficiary, or any other person.

Section 11.05.  Income Tax Withholding.

The amount actually distributed to the Participant will be reduced by applicable income tax withholding (if any).  Unless the Participant has made a contrary election with the consent of the Committee, income tax on the entire annual distribution amount will be withheld from the cash portion of the distribution, and Integrys Stock will be used to satisfy withholding obligations only to the extent that the cash portion of the distribution is insufficient for this purpose.  No later than the date as of which an amount first becomes includible in the income of the Participant for employment  tax purposes, the Participant shall pay or make arrangements satisfactory to the Committee regarding the payment of any such tax.  In addition, if prior to the date of distribution of any amount hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due, the Company may direct that the Participant’s benefit be reduced to reflect the amount needed to pay the Participant’s portion of such tax.

Section 11.06.  Amendment or Termination of Plan.

(a) There shall be no time limit on the duration of the Plan.

(b) Except as otherwise limited pursuant to Section 10.02 on or after a Change in Control, the Board (or where specified herein, the Committee) may at any time amend the Plan, including but not limited to modifying the terms and conditions applicable to (or otherwise eliminating) deferrals or contribution credits to be made on or after the amendment date; provided, however, that no amendment or termination may reduce or eliminate any Account balance accrued to the date of such amendment or termination (except as such Account balance may be reduced as a result of investment losses allocable to such Account).  Further, the Corporation’s Chief Human Resources Officer (or any successor to such position) is authorized to amend the Plan to the extent that such amendment is determined to be necessary or desirable in order to comply or facilitate compliance with the requirements of Code Section 409A or other applicable law; or that is otherwise desirable to promote efficient Plan administration; provided that any such amendment shall not increase Plan benefits or result in non-ministerial action that is prohibited under Section 11.01.

(c) The Board may terminate the Plan (or the Plan shall automatically terminate) in accordance with the following provisions.  Upon termination of the Plan, Accounts may be paid to Participants and Beneficiaries, but only if the following are met:

(i)
The Board terminates the Plan within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), and the amounts accrued under the Plan but not yet paid are distributed to the Participants or Beneficiaries, as applicable, in a single sum payment, regardless of any distribution election then in effect, by the latest of: (A) the last day of the calendar year in which the Plan termination and liquidation occurs, (B) the last day of the calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (C) the last day of the first calendar year in which payment is administratively practicable.

(ii)	The Board terminates the Plan at any time during the period that begins thirty (30) days prior and ends twelve (12)

months following a Change of Control Event (as defined for purposes of Code Section 409A), provided that all arrangements required to be aggregated with this Plan under Code Section 409A are terminated and liquidated with respect to each Participant that experienced the Change in Control Event, so that all participants under similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date of termination of the arrangements.

(iii)
The Board terminates the Plan at any other time, provided that such termination does not occur proximate to a downturn in the financial health of the Company or an Affiliate. In such event, all amounts accrued under the Plan but not yet paid will be distributed to all Participants or Beneficiaries, as applicable, in a single sum payment no earlier than twelve (12) months (and no later than twenty-four (24) months) after the date of termination, regardless of any distribution election then in effect.  This provision shall not be effective unless all other plans required to be aggregated with this Plan under Code Section 409A are also terminated and liquidated.  Notwithstanding the foregoing, any payment that would otherwise be paid during the twelve (12)-month period beginning on the Plan termination date pursuant to the terms of the Plan shall be paid in accordance with such terms.  In addition, the Company or any Affiliate shall be prohibited from adopting a similar arrangement within three (3) years following the date of the Plan’s termination, unless any individual who was a Participant under this Plan is excluded from participating thereunder for such three (3) year period.

(iv)
Except as provided in Paragraphs (i), (ii) and (iii) above or as otherwise permitted in regulations promulgated by the Secretary of the Treasury under Code Section 409A, any action that purports to terminate the Plan shall instead be construed as an amendment to discontinue further benefit accruals, but the Plan will continue to operate, in accordance with its terms as from time to time amended and in accordance with applicable Participant elections, with respect to the Participant’s benefit accrued through the date of termination, and in no event shall any such action purporting to terminate the Plan form the basis for accelerating distributions to Participants and Beneficiaries.

Section 11.07.  Administrative Expenses.

Costs of establishing and administering the Plan will be paid by the Participating Employers.

Section 11.08.  Effect on Other Employee Benefit Plans.

Deferrals credited to a Participant’s Account under this Plan shall not be considered “compensation” for the purpose of computing benefits under any qualified retirement plan maintained by a Participating Employer, but shall be considered compensation for welfare benefit plans, such as life and disability insurance programs sponsored by a Participating Employer, unless otherwise provided by the terms of such plan.

Section 11.09.  Successors and Assigns.

This Plan shall be binding upon and inure to the benefit of the Participating Employers, their successors and assigns and the Participants and their heirs, executors, administrators, and legal representatives.

Section 11.10.  Right of Offset.

The Company shall have the right to offset from the benefits payable hereunder any amount that the Participant owes to the Company or Affiliate or other entity in which the Company or an Affiliate maintains an ownership interest.  The Company may effectuate the offset without the consent of the Participant (or the Participant’s spouse or Beneficiary, in the event of the Participant’s death).

Section 11.11.Amounts Accumulated Under Peoples Energy Corporation Plans.

Notwithstanding anything in the Plan to the contrary, the following rules apply with respect to accounts originally established under the Peoples Energy Corporation Executive Deferred Compensation Plan, the Peoples Energy Corporation Directors Deferred Compensation Plan and/or the Peoples Energy Corporation Directors Stock and Option Plan (collectively, the “Peoples Plans”) and transferred to this Plan:

(a) Amounts held under the Peoples Plans as Integrys Stock Units and transferred to this Plan will continue to be held as Integrys Stock Units.  The transferred Integrys Stock Units will be Locked Stock Units.

(b) “Cash accounts” transferred from the Peoples Plans shall continue to be credited with interest equivalent based on the rate specified in the Peoples Plan (the “Prime Rate Investment”), unless the Participant is offered the opportunity and elects to transfer such portion of the Participant’s Account to another Investment Option in accordance with Section 6.01(d).  If a Participant elects to transfer to an alternate Investment Option, the transferred amounts may not be subsequently transferred back to the Prime Rate Investment.

(c)   Distribution of the portion of the Participant’s overall Account that is attributable to participation in the Peoples Plans will be made in accordance with the terms of the applicable Peoples Plan (and if applicable, the Participant’s distribution election); provided that, in accordance with Internal Revenue Service transition rules under Code Section 409A, on before December 31, 2008, a Participant may elect to have the portion of the benefit that was accrued and vested after December 31, 2004 distributed in accordance with the Participant’s distribution election under Article VIII of this Plan (Distribution of Post-2004 Account).  An election in accordance with the Internal Revenue Service transition rules shall not operate to accelerate into the year in which the election is made amounts that would otherwise be distributed in a subsequent year, or to defer distribution of amounts that would otherwise be paid in the year in which the election is made into a subsequent year.

(d) The shares of stock authorized for issuance under the predecessor Peoples Plans are not available for new grants under this Plan.  However, grants previously made under the Peoples Plan and now held under this Plan will be charged against the pool of available shares for the predecessor Peoples Plans.

Section 11.12.  Miscellaneous Distribution Rules.

(a) Accelerated Distribution Following Section 409A Failure.  If an amount under this Plan is required to be included in a Participant’s income under Code Section 409A prior to the date such amount is actually distributed, the Participant shall receive a distribution, in a lump sum, within ninety (90) days after the date it is finally determined that the Plan fails to meet the requirements of Code Section 409A.  The distribution shall equal the amount required to be included in the Participant’s income as a result of such failure.

(b) Permitted Delay in Payment.  If a distribution required under the terms of this Plan would jeopardize the ability of the Company or of an Affiliate to continue as a going concern, the Company or the Affiliate shall not be required to make such distribution.  Rather, the distribution shall be delayed until the first date that making the distribution does not jeopardize the ability of the Company or of an Affiliate to continue as a going concern.  Further, if any distribution pursuant to the Plan will violate the terms of Section 16(b) of the Securities Exchange Act of 1934 or other Federal securities laws, or any other applicable law, then the distribution shall be delayed until the earliest date on which making the distribution will not violate such law.